Exhibit 10.5

ENANTA PHARMACEUTICALS, INC.

2019 Equity Incentive Plan

Performance Share Unit Certificate

PSU Certificate Number: PSU	PSUs

This Performance Share Unit Certificate confirms that Enanta Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, has granted to the person named below (“Participant”) an award (this “Award”) of the number of Performance Share Units (“PSUs”) set forth above pursuant to the Company’s 2019 Equity Incentive Plan (the “Plan”), each PSU representing the right to receive one share of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), subject to adjustment as provided below and subject to the definitions and terms and conditions set forth or otherwise referenced below.

Name of Participant:

Address:

Target Number of PSU Shares:

Vesting Schedule:	_______________________________________

Performance Period:   On or before _____________________

R&D Milestones:          ________________________________________

Settlement:

All vested PSUs will settle, and the underlying shares of the Company’s Common Stock will be issued to the Participant, subject to Participant’s continued employment with the Company, and subject to tax withholding, on the later date (the “Settlement Date”) of (A) the first February 12 (or if such date is not a trading day, then the first trading day thereafter) after the close of the Company’s _______ fiscal year or (B) if there is any change in the Company’s fiscal year, the first day of the third calendar month after the close of the Company’s ________ fiscal year.

     By acceptance of this Award, Participant agrees to all the terms and conditions hereof, including, without limitation, those set forth in the Plan and in the accompanying Terms and Conditions of PSU Award.

ENANTA PHARMACEUTICALS, INC.

Senior Vice President, Finance & Administration and Chief Financial Officer

Dated:

ENANTA PHARMACEUTICALS, INC.

Terms and Conditions of PSU Award

1. The Plan. In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. The Committee administers the Plan and its determinations regarding the operation of the Plan are final. Subject to the limitations set forth in the Plan, the Committee may amend the Plan or this Award. Capitalized terms used but not defined herein shall have the meaning set forth in the Plan. Copies of the Plan may be obtained upon written request without charge from the Secretary of the Company.

2. No Rights as Stockholder or Employee. Participant shall not have any of the rights or privileges of a stockholder of the Company with respect to the PSUs granted pursuant to this Award unless and until shares of Common Stock have been issued and delivered to Participant. The rights of Participant with respect to the PSUs subject to this Award shall remain forfeitable at all times prior to the date on which such rights vest and settle in accordance with Sections 3, 4, 5 and 6. Participant shall not have any rights to continued employment by the Company by virtue of the grant of this Award.

3. Settlement of PSUs: Issuance of Common Stock. No shares of Common Stock shall be issued to Participant except to the extent that the PSUs vest in accordance with the Vesting Schedule, which is set forth on the accompanying certificate for this Award. Subject to Section 7 below, and only if Participant remains continuously employed by the Company until the Settlement Date (except as set forth in Section 4 and 6 below), the Company shall deliver to Participant, on or promptly after the Settlement Date, the vested shares of Common Stock represented by the whole PSUs that have vested on or before such date. The value of any fractional share of Common Stock that is vested shall be paid in cash at the time the whole shares are delivered to Participant. The shares of Common Stock issued on settlement of vested PSUs shall be free of all restrictions on transferability and forfeiture under this Award.

4. Termination due to Disability, or Death.  In the event Participant’s employment is terminated by reason of disability or death, the vesting of the PSUs, including any dividend equivalent PSUs, will be prorated based on the number of days during the Performance Period that the Participant spent on the active payroll of the Company.  Issuance of any vested shares of Common Stock will be made at the same time as settlement would have been made had Participant not had a termination of employment and will in all respects be subject to the Company’s actual R&D Milestones achieved during the full Performance Period.   "Disability" means a disability entitling Participant to benefits under the long-term disability policy sponsored by the Company that applies to Participant.

5. Other Termination of Employment. If, prior to settlement of the PSUs on the Settlement Date, Participant ceases to be an employee of the Company for any reason (voluntary or involuntary), then except as set forth in Section 4 above, Participant’s rights to all of the unvested PSUs shall be immediately and irrevocably forfeited.   Dividend-equivalent PSUs will be forfeited and canceled along with the PSUs with which they are associated.

6. Change in Control. In the event of a Change in Control (as such term is defined in the Participant’s employment agreement) affecting the Company’s outstanding Common Stock, the Committee shall (i) provide for the acceleration of any time period relating to the payment of the Award and shall issue the Target Number of PSU Shares subject to the Award, or such greater number as the Committee may determine  have already vested upon achievement of more than one of the R&D Milestones, immediately before the closing of the transaction resulting in the Change of Control, subject to applicable tax withholding, or (ii) provide for payment to the Participant of cash or other property with a fair market value equal to the Target Number of PSU Shares, or such greater number, as the case may be, as the Committee has determined have vested under the Award immediately before such closing.

7.  Adjustments in Number of Shares Subject to the Award.  The number of PSUs subject to the Award will be adjusted proportionately for any increase or decrease in the number of issued shares of Common Stock resulting from any stock split, combination or exchange of shares, consolidation, spin-off or recapitalization of shares, or any similar capital adjustment or the payment of any stock dividend.

8.  Restriction on Transfer. The PSUs are not transferable by Participant otherwise than by will or the laws of descent and distribution. The naming of a Designated Beneficiary does not constitute a transfer.

9. Income Tax Matters. In order to comply with all withholding requirements under applicable federal and state income tax laws and regulations, the Company shall withhold such number of the shares of Common Stock otherwise issuable on the Settlement Date, valued at their fair market value on the Settlement Date, as the Company determines is consistent with then applicable federal and state income tax withholding requirements.

10. Section 409A. In the event that the Committee determines that any amounts will be immediately taxable to Participant under Section 409A of the Code and related Department of Treasury guidance (or are reasonably expected to subject Participant to a penalty tax thereunder) in connection with the grant, vesting or settlement of the PSUs or any provision of this Award or the Plan, the Company may (i) adopt such amendments to this Award (having prospective or retroactive effect) that the Committee determines to be necessary or appropriate to preserve the intended tax treatment of the PSUs and/or (ii) take such other actions as the Committee determines to be necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance, including such Department of Treasury guidance and other interpretive materials as may be issued after the date on which such PSUs were granted.

11. Conditions for Issuance of Shares. The Company shall not be required to deliver any shares of Common Stock upon vesting of any PSUs until (i) such shares of Common Stock have been admitted to listing on all stock exchanges on which the Common Stock is then listed and (ii) the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied, provided however, that the Company may only so delay delivery of shares of Common Stock to the extent that such deferral complies with the provisions of Section 409A of the Code and related Department of Treasury guidance. Except as provided in the preceding sentence, in no event will shares of Common Stock be delivered later than the date that is two and one-half (2 1/2) months from the end of the calendar year in which the applicable PSUs vest. Any shares of Common Stock delivered under this Award may be subject to such stop transfer restrictions as counsel for the Company shall consider necessary to comply with any applicable law.

12. Clawback Policy.  This Award and any Common Stock issued hereunder is subject to any so-called “clawback policy” that may be adopted by the Company’s Board of Directors, as amended from time to time.

13. Notices. Any written notices provided for in this Award that are sent by mail shall be deemed received three business days after mailing, but not later than the date of actual receipt. Notices shall be directed, if to Participant, at the Participant’s address indicated by the Company’s records and, if to the Company, at the Company’s principal executive office.

14. Miscellaneous. The right of Participant to receive shares of Common Stock pursuant to this Award is an unfunded and unsecured obligation of the Company. The Participant shall have no rights under this Award other than those of an unsecured general creditor of the Company. Subject to the restrictions on transfer set forth herein, this Award shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

15. Governing Law. This Award shall be governed by and construed in accordance with the laws of the State of Delaware and applicable federal law, without regard to choice-of-law principles.

16. Severability. If one or more of the provisions of this Award shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award to be construed so as to foster the intent of this Award and the Plan.

Updated March 2019